Exhibit 99

1700 Broadway, Suite 2300 Denver, CO 80290‑2300 Phone: 303‑837‑1661 FAX: 303‑861‑4023

News Release

Company Contact: Eric K. Hagen	February 26, 2019
Title: Senior Vice President, Investor Relations	For immediate release
Phone: 303‑837‑1661
Email: Eric.Hagen@whiting.com

Whiting Petroleum Corporation Announces Fourth Quarter and

Full-Year 2018 Financial and Operating Results

•	Full Year 2018 Daily Production Averaged 127,980 BOE/d, an 8% increase Year-Over-Year
•	2018 Net Cash Provided by Operating Activities Totaled $1,092 Million and 2018 Free Cash Flow Totaled $280 Million
•	2018 Full Year LOE and G&T, G&A and DD&A Expense per BOE Decreased 10%, 8% and 24% from 2017 Levels
•	Q4 2018 Daily Oil Production Averaged 88,645 Bbl/d, a 3% increase over Third Quarter 2018
•	Optimized Completions Deliver Strong Performance across Expanding Core
•	2019 Capital Budget of $800-$840 Million Forecast to Grow Operated Williston Basin Total Production 11% and Oil Production 15% Year-Over-Year

DENVER – February 26, 2019 – Whiting’s (NYSE: WLL) production in the fourth quarter 2018 totaled 11.96 million barrels of oil equivalent (MMBOE), an average of 129,960 barrels of oil equivalent per day (BOE/d).  Crude oil and natural gas liquids (NGLs) comprised 68% and 15% of total production.  Oil production for the quarter was consistent with Company expectations.  Natural gas and natural gas liquids production were reduced by third-party gathering delays and gas processing curtailments.

During the quarter Whiting continued its trend of free cash flow generation, producing $285 million of net cash provided by operating activities and $19 million in free cash flow despite lower crude prices and higher oil differentials.  Oil differentials significantly increased in December, which accounts for the difference in realized differentials versus Company guidance. Oil differentials have normalized as reflected in Company guidance.

Operating and Financial Results

The following table summarizes the operating and financial results for the fourth quarter of 2018 and 2017, including non-cash charges recorded during those periods:

	Three Months Ended
	December 31,
	2018	2017
Production (MBOE/d)	129.96	128.05
Net cash provided by operating activities-MM	$285.0	$286.7
Discretionary cash flow-MM (1)	$253.0	$266.9
Realized price ($/BOE)	$38.21	$40.07
Total operating revenues-MM	$473.2	$474.4
Net income (loss) attributable to common shareholders-MM (2)(3)	$204.0	$(798.3)
Per basic share	$2.24	$(8.80)
Per diluted share	$2.22	$(8.80)

Adjusted net loss attributable to common shareholders-MM (4)	$(4.8)	$(15.7)
Per basic share	$(0.05)	$(0.17)
Per diluted share	$(0.05)	$(0.17)

(1)    A reconciliation of net cash provided by operating activities to discretionary cash flow is included later in this news release.

(2)    For the three months ended December 31, 2017, this amount includes $835 million in pre-tax, non-cash impairment charges for the partial write-down of the Redtail field in Colorado that is not currently being developed.  The Company did not recognize any impairment write-downs with respect to its proved oil and gas properties during the 2018 period presented.

(3)    Net income (loss) attributable to common shareholders includes $176 million of pre-tax, non-cash derivative gains and $73 million of pre-tax, non-cash derivative losses for the three months ended December 31, 2018 and 2017, respectively.

(4)    A reconciliation of net income (loss) attributable to common shareholders to adjusted net income (loss) attributable to common shareholders is included later in this news release.

The following table summarizes the operating and financial results for the full-year 2018 and 2017, including non-cash charges recorded during those periods:

	Year Ended
	December 31,
	2018	2017
Production (MBOE/d) (1)	127.98	118.12
Net cash provided by operating activities-MM	$1,092.0	$577.1
Discretionary cash flow-MM (2)	$1,112.0	$736.7
Realized price ($/BOE)	$41.20	$34.55
Total operating revenues-MM	$2,081.4	$1,481.4
Net income (loss) attributable to common shareholders-MM (3)(4)(5)	$342.5	$(1,237.6)
Per basic share	$3.77	$(13.65)
Per diluted share	$3.73	$(13.65)

Adjusted net income (loss) attributable to common shareholders-MM (6)	$200.0	$(118.5)
Per basic share	$2.20	$(1.31)
Per diluted share	$2.18	$(1.31)

(1)    The year ended December  31, 2017 includes 5,480 BOE/d from properties that have since been divested.

(2)    A reconciliation of net cash provided by operating activities to discretionary cash flow is included later in this news release.

(3)    For the year ended December 31, 2017, this amount includes $835 million in pre-tax, non-cash impairment charges for the partial write-down of the Redtail field in Colorado that is not currently being developed.  The Company did not recognize any impairment write-downs with respect to its proved oil and gas properties during the 2018 period presented.

(4)    Net loss attributable to common shareholders for the year ended December 31, 2017 includes $401 million of pre-tax loss on sale of properties, which primarily relates to the sale of our Fort Berthold Indian Reservation assets.

(5)    Net income (loss) attributable to common shareholders includes $140 million of pre-tax, non-cash derivative gains and $131 million of pre-tax, non-cash derivative losses for the years ended December 31, 2018 and 2017, respectively.

(6)    A reconciliation of net income (loss) attributable to common shareholders to adjusted net income (loss) attributable to common shareholders is included later in this news release.

Bradley J. Holly, Whiting’s President, Chairman and CEO, commented, “During 2018, we further strengthened our executive leadership, reorganized our Williston Basin assets into three high performing teams and led the way in adopting an E&P business model focused on capital efficiency and free cash flow.  We were one of the few E&P companies to deliver significant free cash flow in 2018.    As detailed later in the release, our teams also led the way in expanding the core of the Bakken by pioneering a proprietary optimized completion model.

In 2019, we plan to build on our success and have adopted a right-sized capital budget forecast to deliver 11% growth from our core asset with capital efficiency similar to 2018.  We have also added senior leadership in key positions, which should further enhance our results in 2019.   In summary, we remain steadfast in our commitment to pursue a program that can deliver growth from our core asset while maximizing returns and optimizing free cash flow at the corporate level.”

2019 Capital Plan

In 2019, Whiting forecasts total capital expenditures of $820 million at the midpoint of guidance.  Drilling and completion capital expenditures of $702 million comprise 86% of the total, which includes $40 million of projected non-operated spending.  Whiting plans to drill 132 gross wells, complete 154 gross wells and put on production (POP) 146 gross wells during the year as detailed in the following table.

	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Total
Drill	38	31	32	31	132
Complete	30	52	43	29	154
Put on Production	12	58	45	31	146

In addition, Whiting plans to spend $118 million on primarily infrastructure and land projects that support continued strong capital efficiency into 2020 and beyond.  Infrastructure capital includes completion of the Ray gas processing plant that supports the Company’s northern Williston Basin assets and expansion of its Sanish Field gathering system in the eastern Williston Basin.  $30 million has been budgeted to target acreage acquisitions in the expanding core of the Bakken.

Operations Update

Whiting continues as a leader in expanding the core of the Bakken.  During the fourth quarter 2018, Whiting’s northern asset team completed two wells in its Cassandra area located in Williams County, North Dakota utilizing its Generation 4.0 optimized completions.  Over the first 60 days, cumulative production per well averaged 74 MBOE.  This performance represents a 170% increase from earlier generation offset wells Whiting completed in the field.  The wells were drilled and completed for an average of $7 million per well.  These wells expand core Bakken results into northeastern Williams County and represent a multi-year drilling program.

In its southern asset team area, Whiting plans to drill 17 wells in the Foreman Butte area, located in McKenzie County, North Dakota.  These will further delineate the field and test well spacing.  Results from offset operators in the area continue to materially outperform earlier generation wells. Whiting owns a 46% working interest in a third-party well that was completed in September 2018.  The well has produced over 90 MBOE (89% black oil) in its first 100 days.  This is a 200% increase in cumulative production over the average for all Bakken laterals over 5,000 ft acquired in the Foreman Butte acquisition.  East of Foreman Butte in the southern Hidden Bench area, Whiting completed the four-well Stenehjem pad in the Bakken formation using Generation 5.0 completions.  All the wells are outperforming the previously disclosed Mallow and Loken wells based on early time production data.  The Stenehjem 44-7-2H well, which has the most days on production, has produced over 25 MBbl of black oil during its first 16 days on production.

Whiting’s eastern asset team continues to generate strong results from its more established asset base.  Wells completed using Generation 4.0 completions in our Pronghorn area in Billings County, North Dakota are exhibiting much flatter production profiles than earlier wells.  As a result, recoveries are projected to increase approximately 15% relative to prior generation wells.  In addition, infill drilling results at our Sanish Field in Mountrail, County North Dakota remain strong. Whiting’s Pod 8 infill project tested downspacing in the northwestern area of the Sanish field.  On average, the four new Bakken wells are outperforming the parent wells by 80% over the first 110 days on a cumulative production per lateral foot basis.  In 2019, the team plans to test multiple new concepts at its Pod 9 project in Sanish.  These include section line wells located at the heel or toe of existing wells, one and a half mile laterals, three-mile laterals, Three Forks infill wells and Generation 5.0 completions.

Fourth Quarter 2018 Capital Expenditures Summary

During the fourth quarter 2018, Whiting’s capital expenditures totaled $234 million. During the quarter, Whiting drilled 36 gross wells, completed 20 gross wells and POP’d 41 gross wells.  Capital expenditures reflected additional Whiting operated activity and higher than projected non-operated and infrastructure spending.

Other Financial and Operating Results

The following table summarizes the Company’s net production and commodity price realizations for the quarters ended December 31, 2018 and 2017:

	Three Months Ended
	December 31,
	2018	2017	Change
Production
Oil (MMBbl)	8.16	8.00	2%
NGLs (MMBbl)	1.78	1.94	(8%)
Natural gas (Bcf)	12.11	11.01	10%
Total equivalent (MMBOE)	11.96	11.78	2%
Average sales price
Oil (per Bbl):
Price received	$49.26	$51.15	(4%)
Effect of crude oil hedging (1)	(2.01)	(0.29)
Realized price (2)	$47.25	$50.86	(7%)
Weighted average NYMEX price (per Bbl) (3)	$58.65	$55.36	6%
NGLs (per Bbl):
Realized price	$22.21	$22.90	(3%)
Natural gas (per Mcf):
Realized price	$2.63	$1.87	41%
Weighted average NYMEX price (per MMBtu) (3)	$3.62	$2.87	26%

(1)    Whiting paid $16 million and $2 million in pre-tax cash settlements on its crude oil hedges during the fourth quarter of 2018 and 2017, respectively.  A summary of Whiting’s outstanding hedges is included later in this news release.

(2)    Whiting’s realized prices  were reduced by $1.47 per Bbl and $1.74 per Bbl in the fourth quarter of 2018 and 2017, respectively, due to the Redtail deficiency payment.  The remaining contract ends in April 2020.

(3)    Average NYMEX prices weighted for monthly production volumes.

Fourth Quarter and Full-Year 2018 Costs and Margins

A summary of production and cash revenues and cash costs on a per BOE basis is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
	(per BOE, except production)
Production (MMBOE)	11.96	11.78	46.71	43.11

Sales price, net of hedging	$38.21	$40.07	$41.20	$34.55
Lease operating expense	6.81	6.77	6.68	6.47
Gathering, transportation, compression and other	1.06	1.56	1.03	2.10
Production and ad valorem tax	3.16	3.25	3.68	2.80
Cash general & administrative	2.16	2.46	2.37	2.38
Exploration	0.51	1.43	0.47	0.84
Cash interest expense	3.36	3.28	3.57	3.70
Cash income tax benefit	-	(0.08)	-	(0.17)
	$21.15	$21.40	$23.40	$16.43

Outlook for Full-Year 2019

The following table provides guidance for the full-year 2019 based on current forecasts, including Whiting’s full-year 2019 capital budget of $820 million at the midpoint of guidance:

Full Year Guidance 2019
Production (MMBOE)	46.7 - 47.7
Lease operating expense per BOE	$ 6.70 - $ 7.10
Gathering, transportation, compression and other per BOE	$ 0.95 - $ 1.15
General and administrative expense per BOE	$ 2.65 - $ 2.95
Interest expense per BOE	$ 3.90 - $ 4.30
Depreciation, depletion and amortization per BOE	$16.00 - $17.00
Production taxes (% of sales revenue)	8.3% - 8.8%
Oil price differential to NYMEX per Bbl (1)	($4.75) - ($5.75)
Gas price differential to NYMEX per Mcf	($1.25) - ($1.75)

(1)    Does not include the effects of NGLs.

Commodity Derivative Contracts

Whiting is 40%  and 31%  hedged for the first and second halves of 2019, respectively, as a percentage of December 2018 production.

The following summarizes Whiting’s crude oil hedges as of February 20, 2019:

			Weighted Average	As a Percentage of
Derivative	Hedge	Contracted Crude	NYMEX Price	December 2018
Instrument	Period	(Bbls per Month)	(Per Bbl)	Oil Production
Swaps			Fixed Price
	Jul - Sep 2019	150,000	$58.94	5.4%
	Oct - Dec 2019	150,000	$58.94	5.4%

			Floor/Ceiling
Collars	Jan - Mar 2019	1,100,000	$50.91 - $75.55	39.5%
	Apr - Jun 2019	1,100,000	$50.91 - $75.55	39.5%
	Jul - Sep 2019	700,000	$51.64 - $77.32	25.2%
	Oct - Dec 2019	700,000	$51.64 - $77.32	25.2%

Selected Operating and Financial Statistics

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Selected operating statistics:
Production
Oil, MBbl	8,155	8,000	31,517	29,261
NGLs, MBbl	1,784	1,945	7,394	6,977
Natural gas, MMcf	12,106	11,012	46,810	41,262
Oil equivalents, MBOE (1)	11,957	11,780	46,712	43,115
Average prices
Oil per Bbl (excludes hedging)	$49.26	$51.15	$58.70	$44.30
NGLs per Bbl	$22.21	$22.90	$20.78	$16.00
Natural gas per Mcf	$2.63	$1.87	$1.66	$1.78
Per BOE data
Sales price (including hedging)	$38.21	$40.07	$41.20	$34.55
Lease operating	$6.81	$6.77	$6.68	$6.47
Gathering, transportation, compression and other	$1.06	$1.56	$1.03	$2.10
Production and ad valorem taxes	$3.16	$3.25	$3.68	$2.80
Depreciation, depletion and amortization	$16.49	$23.40	$16.73	$22.01
General and administrative	$2.36	$2.69	$2.64	$2.88
Selected financial data:
(In thousands, except per share data)
Total operating revenues	$473,233	$474,412	$2,081,414	$1,481,435
Total operating expenses	$220,680	$1,388,567	$1,511,535	$3,010,764
Total other expense, net	$47,218	$47,101	$226,012	$191,312
Net income (loss) attributable to common shareholders	$203,962	$(798,278)	$342,494	$(1,237,648)
Income (loss) per common share, basic	$2.24	$(8.80)	$3.77	$(13.65)
Income (loss) per common share, diluted	$2.22	$(8.80)	$3.73	$(13.65)
Weighted average shares outstanding, basic	91,011	90,699	90,953	90,683
Weighted average shares outstanding, diluted	91,778	90,699	91,869	90,683
Net cash provided by operating activities	$284,967	$286,703	$1,092,003	$577,109
Net cash provided by (used in) investing activities	$(235,622)	$(204,203)	$(953,054)	$73,397
Net cash provided by (used in) financing activities	$(49,925)	$785,707	$(1,004,721)	$155,648

(1)    The year ended December  31, 2017 includes 5,480 BOE/d from properties that have since been divested.

Selected Financial Data

For further information and discussion on the selected financial data below, please refer to Whiting Petroleum Corporation’s Annual Report on Form 10‑K for the year ended December 31, 2018 to be filed with the Securities and Exchange Commission.

WHITING PETROLEUM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands)

	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$13,607	$879,379
Accounts receivable trade, net	294,468	284,214
Derivative assets	68,342	-
Prepaid expenses and other	22,009	26,035
Total current assets	398,426	1,189,628
Property and equipment:
Oil and gas properties, successful efforts method	12,195,659	11,293,650
Other property and equipment	134,212	134,524
Total property and equipment	12,329,871	11,428,174
Less accumulated depreciation, depletion and amortization	(5,003,509)	(4,244,735)
Total property and equipment, net	7,326,362	7,183,439
Other long-term assets	34,785	29,967
TOTAL ASSETS	$7,759,573	$8,403,034

		(Continued)

WHITING PETROLEUM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands)

	December 31,
	2018	2017
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$-	$958,713
Accounts payable trade	42,520	32,761
Revenues and royalties payable	228,284	171,028
Accrued capital expenditures	73,178	69,744
Accrued interest	55,080	40,971
Accrued lease operating expenses	37,499	36,865
Accrued liabilities and other	33,872	51,590
Taxes payable	31,357	28,771
Derivative liabilities	-	132,525
Accrued employee compensation and benefits	35,141	30,360
Total current liabilities	536,931	1,553,328
Long-term debt	2,792,321	2,764,716
Deferred income taxes	1,373	-
Asset retirement obligations	131,544	129,206
Other long-term liabilities	27,088	36,642
Total liabilities	3,489,257	4,483,892
Commitments and contingencies
Equity:
Common stock, $0.001 par value, 225,000,000 shares authorized; 92,067,216 issued and 91,018,692 outstanding as of December 31,2018 and 92,094,837 issued and 90,698,889 outstanding as of December 31, 2017	92	92
Additional paid-in capital	6,414,170	6,405,490
Accumulated deficit	(2,143,946)	(2,486,440)
Total equity	4,270,316	3,919,142
TOTAL LIABILITIES AND EQUITY	$7,759,573	$8,403,034

		(Concluded)

WHITING PETROLEUM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
OPERATING REVENUES
Oil, NGL and natural gas sales	$473,233	$474,412	$2,081,414	$1,481,435
OPERATING EXPENSES
Lease operating expenses	81,461	79,751	311,895	278,919
Gathering, transportation, compression and other	12,655	18,419	48,105	90,574
Production and ad valorem taxes	37,832	38,295	171,823	120,870
Depreciation, depletion and amortization	197,110	275,651	781,329	948,939
Exploration and impairment	25,816	872,384	67,368	936,177
General and administrative	28,268	31,644	123,250	124,288
Derivative (gain) loss, net	(160,040)	75,566	17,170	122,847
Loss on sale of properties	233	63	1,949	401,113
Amortization of deferred gain on sale	(2,655)	(3,206)	(11,354)	(12,963)
Total operating expenses	220,680	1,388,567	1,511,535	3,010,764
INCOME (LOSS) FROM OPERATIONS	252,553	(914,155)	569,879	(1,529,329)
OTHER INCOME (EXPENSE)
Interest expense	(47,916)	(47,447)	(197,474)	(191,088)
Loss on extinguishment of debt	-	-	(31,968)	(1,540)
Interest income and other	698	346	3,430	1,316
Total other expense	(47,218)	(47,101)	(226,012)	(191,312)
INCOME (LOSS) BEFORE INCOME TAXES	205,335	(961,256)	343,867	(1,720,641)
INCOME TAX EXPENSE (BENEFIT)
Current	-	(924)	-	(7,291)
Deferred	1,373	(162,054)	1,373	(475,688)
Total income tax expense (benefit)	1,373	(162,978)	1,373	(482,979)
NET INCOME (LOSS)	203,962	(798,278)	342,494	(1,237,662)
Net loss attributable to noncontrolling interests	-	-	-	14
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$203,962	$(798,278)	$342,494	$(1,237,648)
INCOME (LOSS) PER COMMON SHARE
Basic	$2.24	$(8.80)	$3.77	$(13.65)
Diluted	$2.22	$(8.80)	$3.73	$(13.65)
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	91,011	90,699	90,953	90,683
Diluted	91,778	90,699	91,869	90,683

WHITING PETROLEUM CORPORATION

Reconciliation of Net Income (Loss) Attributable to Common Shareholders to

Adjusted Net Income (Loss) Attributable to Common Shareholders

(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net income (loss) attributable to common shareholders	$203,962	$(798,278)	$342,494	$(1,237,648)
Adjustments:
Amortization of deferred gain on sale	(2,655)	(3,206)	(11,354)	(12,963)
Loss on sale of properties	233	63	1,949	401,113
Impairment expense	19,676	855,583	45,288	899,853
Loss on extinguishment of debt	-	-	31,968	1,540
Total measure of derivative (gain) loss reported under U.S. GAAP	(160,040)	75,566	17,170	122,847
Total net cash settlements received (paid) on commodity derivatives during the period	(16,376)	(2,374)	(157,001)	8,282
Tax impact of adjustments above	38,135	(220,299)	17,247	(338,119)
Valuation allowance on deferred tax assets	(87,774)	119,274	(87,774)	119,274
Tax impact of enactment of Tax Cuts and Jobs Act	-	(42,033)	-	(42,033)
Tax impact of Section 382 limitation on net operating losses and tax credits	-	-	-	(40,624)
Adjusted net income (loss) attributable to common shareholders (1)	$(4,839)	$(15,704)	$199,987	$(118,478)

Adjusted net income (loss) attributable to common shareholders per share, basic	$(0.05)	$(0.17)	$2.20	$(1.31)
Adjusted net income (loss) attributable to common shareholders per share, diluted	$(0.05)	$(0.17)	$2.18	$(1.31)

(1)    Adjusted Net Income (Loss) Attributable to Common Shareholders is a non-GAAP financial measure. Management believes it provides useful information to investors for analysis of Whiting’s fundamental business on a recurring basis.  In addition, management believes that Adjusted Net Income (Loss) Attributable to Common Shareholders is widely used by professional research analysts and others in valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions.  Adjusted Net Income (Loss) Attributable for Common Shareholders should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under U.S. GAAP and may not be comparable to other similarly titled measures of other companies.

WHITING PETROLEUM CORPORATION

Reconciliation of Net Cash Provided by Operating Activities to Discretionary Cash Flow and

Free Cash Flow

(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net cash provided by operating activities	$284,967	$286,703	$1,092,003	$577,109
Operating cash outflow for settlement of commodity derivative contract	-	-	61,036	-
Exploration	6,140	16,801	22,080	36,324
Changes in working capital	(38,138)	(36,621)	(63,160)	123,253
Discretionary cash flow (1)	252,969	266,883	1,111,959	736,686
Capital expenditures	(234,351)	(170,757)	(832,023)	(912,429)
Free cash flow (1)	$18,618	$96,126	$279,936	$(175,743)

(1)    Discretionary cash flow and free cash flow are non-GAAP measures.  Such measures are presented because management believes they provide useful information to investors for analysis of the Company’s ability to internally fund acquisitions, exploration and development.  Such measures should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under U.S. GAAP and may not be comparable to other similarly titled measures of other companies.

Conference Call

The Company’s management will host a conference call with investors, analysts and other interested parties on Wednesday, February 27, 2019 at 11:00 a.m. ET (10:00 a.m. CT, 9:00 a.m. MT) to discuss Whiting’s fourth quarter 2018 financial and operating results.  Participants are encouraged to pre-register for the conference call by clicking on the following link: http://dpregister.com/10127543.  Callers who pre-register will be given a unique telephone number and PIN to gain immediate access on the day of the call.

Those without internet access or unable to pre-register may join the live call by dialing: (877) 328‑5506 (U.S.), (866) 450‑4696 (Canada) or (412) 317‑5422 (International) to be connected to the call.  Presentation slides will be available at http://www.whiting.com by clicking on the “Investor Relations” box on the menu and then on the link titled "Presentations & Events."

A telephonic replay will be available beginning one to two hours after the call on Wednesday, February 27, 2019 and continuing through Wednesday, March 6, 2019.   You may access this replay at (877) 344‑7529 (U.S.), 855‑669‑9658 (Canada) or (412) 317‑0088 (International) and enter the pass code 10127543.   You may also access a web archive at http://www.whiting.com beginning one to two hours after the conference call.

About Whiting Petroleum Corporation

Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that develops, produces, acquires and explores for crude oil, natural gas and natural gas liquids primarily in the Rocky Mountains region of the United States.  The Company’s largest projects are in the Bakken and Three Forks plays in North Dakota and Montana and the Niobrara play in northeast Colorado.  The Company trades publicly under the symbol WLL on the New York Stock Exchange.  For further information, please visit http://www.whiting.com.

Forward-Looking Statements

This news release contains statements that we believe to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements other than historical facts, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements.  When used in this news release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to: declines in or extended periods of low oil, NGL or natural gas prices; our level of success in exploration, development and production activities; risks related to our level of indebtedness, ability to comply with debt covenants and periodic redeterminations of the borrowing base under our credit agreement; the geographic concentration of our operations; impacts to financial statements as a result of impairment write-downs; federal and state initiatives relating to the regulation of hydraulic fracturing and air emissions; revisions to reserve estimates as a result of changes in commodity prices, regulation and other factors; adverse weather conditions that may negatively impact development or production activities; the timing of our exploration and development expenditures; inaccuracies of our reserve estimates or our assumptions underlying them; risks relating to any unforeseen liabilities of ours; our ability to generate sufficient cash flows from operations to meet the internally funded portion of our capital expenditures budget; our ability to obtain external capital to finance exploration and development operations; our ability to successfully complete asset dispositions and the risks related thereto; unforeseen underperformance of or liabilities associated with acquired properties; the impacts of hedging on our results of operations; failure of our properties to yield oil or gas in commercially viable quantities; availability of, and risks associated with, transport of oil and gas; our ability to drill producing wells on undeveloped acreage prior to its lease expiration; shortages of or delays in obtaining qualified personnel or equipment, including drilling rigs and completion services; uninsured or underinsured losses resulting from our oil and gas operations; our inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing our oil and gas operations; the potential impact of changes in laws that could have a negative effect on the oil and gas industry; our ability to replace our oil and natural gas reserves; negative impacts from litigation and legal proceedings; any loss of our senior management or technical personnel; competition in the oil and gas industry; cyber security attacks or failures of our telecommunication systems; and other risks described under the caption “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the period ended December 31, 2017.  We assume no obligation, and disclaim any duty, to update the forward-looking statements in this news release.

Readers are cautioned that initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels.  In particular, production from horizontal drilling in shale oil and natural gas resource plays and tight natural gas plays that are stimulated with extensive pressure fracturing are typically characterized by significant early declines in production rates.